Exhibit 21

Subsidiaries of MCG Capital Corporation

and Jurisdiction of Incorporation/Organization

Company	State
MCG Finance V, LLC	Delaware
MCG Finance VII, LLC	Delaware
MCG Finance VIII, LLC	Delaware
Solutions Capital G.P., LLC	Delaware
Solutions Capital I, L.P.	Delaware